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                                                                    EXHIBIT 99.1

Press Contact:
John M. Johmann
LivePerson, Inc.
212-918-2653
jjohmann@liveperson.com


LIVEPERSON ANNOUNCES RESTRUCTURING INITIATIVE, INCLUDING
CONSOLIDATION OF WEST COAST OFFICES

Company Streamlines Operations To Accelerate Move Toward Profitability

New York, NY - January 11, 2001 - Following a review of its business operations in connection with its October 2000 acquisition of HumanClick Ltd., LivePerson, Inc. (NASDAQ: LPSN), a leading Application Service Provider (ASP) of technology facilitating real-time sales and customer service for companies doing business on the Internet, today announced a restructuring initiative to streamline its operations, including the consolidation of its two San Francisco Bay area offices.

The restructuring will result in a 35% reduction of the Company's workforce. The Company anticipates cost savings related to these reductions of approximately $5 million in 2001. LivePerson will record a charge for severance and other related expenses due to the restructuring.

"After careful evaluation of our resources since acquiring HumanClick, we can now streamline our operations to create a strengthened organization," said Robert LoCascio, CEO. "This initiative is an important step in our efforts to preserve our working capital and achieve profitability," LoCascio continued.

As a result of the restructuring, approximately 60 positions at all levels of the organization within the U.S. have been eliminated. LivePerson is providing career counseling services along with appropriate severance arrangements.

About LivePerson
LivePerson (www.liveperson.com) is a leading Application Service Provider (ASP) of technology facilitating real-time sales and customer service for companies doing business on the Internet. The LivePerson service enables online businesses to communicate with Internet users in real-time, thereby enhancing the online experience. With its full Customer Interaction Suite, consisting of Chat, E-Mail and Knowledge (a self-service FAQ product), LivePerson offers clients the opportunity to increase sales, lower customer service costs and increase responsiveness to customer needs. Statements in this press release regarding LivePerson, Inc. that are not historical facts are forward-looking statements and are subject to risks and uncertainties that could cause such statements to differ materially from actual future events or results. Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The following factors, among others, could cause LivePerson's actual results to differ materially from those described in a forward-looking statement: limited history of providing the LivePerson service; limited historical annual revenue and history of losses; unproven business model; dependence on the success of the LivePerson service; potential fluctuations in quarterly and annual results; risks related to managing expanding operations; integration of acquisitions, including the recent acquisition of HumanClick Ltd. and other potential acquisitions; dependence on key employees; competition both for qualified personnel and in the market for real-time sales and customer service technology; building awareness of the LivePerson brand name; technology systems beyond LivePerson's control and technology-related defects that could disrupt the LivePerson service; dependence on the growth of the Internet as a medium for commerce and the viability of the infrastructure of the Internet; responding to rapid technological change; and possible unavailability of financing as and if needed. This list is intended to identify only certain of the principal factors that could cause actual results to differ. Readers are referred to the reports and documents filed from time to time by LivePerson with the Securities and Exchange Commission for a discussion of these and other important risk factors.

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